Exhibit 4.9

THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT THE PROPOSED TRANSACTION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AND APPLICABLE STATE SECURITIES LAWS.

SYNCARDIA SYSTEMS, INC.

SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT

Date of Issuance: March 5, 2013	Certificate No. [ ]

THIS IS TO CERTIFY that [            ], a Delaware limited partnership, and its permitted transferees, successors and permitted assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from SYNCARDIA SYSTEMS, INC., a Delaware corporation (the “Company”), at the price of $6.15 per share (the “Exercise Price”), at any time after the date hereof (the “Commencement Date”) and expiring on March 5, 2023 (the “Expiration Date”), a number of shares of the fully paid and non-assessable Series E Preferred Stock of the Company equal to the Aggregate Number (as defined below and as such number may be adjusted as provided herein). This Series E Convertible Preferred Stock Purchase Warrant (this “Warrant”) is issued under and pursuant to that certain Credit Agreement, dated as of March 5, 2013, by and among the Company, the Holder, and the other parties thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in Section 11 hereof unless otherwise defined herein.

SECTION 1. The Warrant; Transfer and Exchange.

(a) The Warrant. This Warrant, and the rights and privileges of the Holder hereunder, may be exercised by the Holder in whole or in part as provided herein; shall survive any termination of the Credit Agreement; and, as more fully set forth in Sections 1(b) and 8 hereof, may, subject to the terms of the Registration Rights Agreement and this Warrant, be transferred by the Holder to any other Person or Persons who meet the requirements set forth herein and therein at any time or from time to time, in whole or in part, regardless of whether the Holder retains any or all rights under the Credit Agreement.

(b) Transfer and Exchanges. The Company shall initially record this Warrant on a register to be maintained by the Company with its other stock books and subject to Section 8 hereof, from time to time thereafter shall reflect the transfer of this Warrant on such register when surrendered for transfer in accordance with the terms hereof and properly endorsed, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof. Upon any such transfer, a new warrant or warrants shall be issued to the transferee and the Holder (in the event this Warrant is only partially transferred) and the surrendered warrant shall be canceled. This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office of the Company, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of shares of Series E Preferred Stock.

SECTION 2. Exercise.

(a) Right to Exercise. At any time after the Commencement Date and on or before the Expiration Date, the Holder, in accordance with the terms hereof, may exercise this Warrant, in whole at any time or in part from time to time, by delivering this Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with the Notice of Exercise, in the form attached hereto as Exhibit A and made a part hereof (the “Notice of Exercise”), duly executed, and payment of the Exercise Price per share for each share purchased, as specified in the Notice of Exercise. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares to be purchased (the “Exercise Amount”) shall equal the product of (i) the Exercise Amount multiplied by (ii) the Exercise Price. If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day.

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or as provided in Section 2(c), or a combination thereof. In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c), the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Exercise Price.

(c) Cashless Exercise. The Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise”, in which case the portion of the Aggregate Exercise Price to be so paid shall be paid by reducing the number of shares of Series E Preferred Stock otherwise issuable pursuant to the Notice of Exercise by an amount equal to (i) the Aggregate Exercise Price to be so paid divided by (ii) the Fair Market Value Per Share.

(d) Issuance of Shares of Series E Preferred Stock. Upon receipt by the Company of this Warrant at its Principal Office in proper form for exercise, and accompanied by the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Holder shall be deemed to be the holder of record of the shares of Series E Preferred Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Series E Preferred Stock may not then be actually delivered. Within five Business Days after such surrender of this Warrant, delivery of the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Company shall issue and cause to be delivered to, or upon the written order of, the Holder (and in such name or names as the Holder may designate) a certificate or certificates for the Aggregate Number, subject to any reduction as provided in Section 2(c) for a Cashless Exercise.

(e) Fractional Shares. The Company may, but shall not be required to, deliver fractions of shares of Series E Preferred Stock upon exercise of this Warrant. If any fraction of a share of Series E Preferred Stock would be deliverable upon an exercise of this Warrant, the Company may, in lieu of delivering such fraction of a share of Series E Preferred Stock, make a cash payment to the Holder in an amount equal to the same fraction of the Fair Market Value Per Share determined as of the Business Day immediately preceding the date of exercise of this Warrant.

(f) Partial Exercise. In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof which has not expired.

SECTION 3. Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 6 hereof; excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities issued or delivered upon exercise of this Warrant in a name other than that of the Holder in respect of which such shares or securities are issued.

SECTION 4. Replacement Warrant. In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company.

SECTION 5. Option to Put.

(a) Put Rights. Subject to Section 5(g)(ii) and (iii), notwithstanding any other provision of this Warrant, the Holder may elect by giving the Company written notice thereof pursuant to Section 5(c) hereof, from time to time, after the occurrence of a Put Event (as defined in Section 5(b) hereof) and prior to the Expiration Date, to sell to the Company (at a price established pursuant to Section 5(d) hereof) this Warrant, and the Company shall be required to purchase this Warrant or portion thereof in accordance with the terms hereof.

(b) Put Events. Subject to Section 5(g)(ii) and (iii), the right of the Holder to require the Company to purchase this Warrant or any portion thereof under Section 5(a) hereof shall be exercisable upon or at any time after the occurrence of any of the following events or circumstances, or upon the agreement or authorization by or on behalf of the Company or any of its shareholders to undertake any of the following (each a “Put Event”):

(i) the occurrence of a Deemed Liquidation Event; or

(ii) the occurrence of an Event of Non-Compliance;

; provided, however, in the event that the Certificate of Incorporation contains any condition, provision or agreement that would directly or indirectly prohibit the performance of the Company’s obligations to redeem the Warrant under this Section 5 without the approval of any or all of the Company’s stockholders, the Company hereby covenants and agrees that it shall not consummate any transaction that would cause a Deemed Liquidation Event, nor shall it enter into any agreement or authorization by or on behalf of the Company or any of its stockholders to undertake any transaction that would cause a Deemed Liquidation Event, unless the stockholders of the Company resolve and agree to permit the performance of the Company’s obligations to redeem the Warrant under this Section 5 contemporaneously with such transaction. Notwithstanding anything to the contrary contained in this Warrant, and in addition to any other remedies the Holder has hereunder in respect thereof; failure by the Company to fully comply with the requirements of this Section 5(b) (i) shall render the Holders obligations under Section 12 hereof null and void and (ii) cause the Company to issue a promissory note the Holder in accordance with Section 6(g)(iii)(D) hereof.

(c) Put Notice. The Holder shall give notice of exercise (the “Put Notice”) of the option under Section 5 hereof to put this Warrant to the Company in the manner described in Section 18. Such notice shall be delivered (such date of mailing or delivery being the “Put Exercise Date”) not less than 30 days prior to the date set forth in the notice as the date fixed for redemption (the “Put Redemption Date”), to the Company at its Principal Office. All redemption notices shall set forth the Put Redemption Date and the portion of this Warrant to be redeemed.

(d) Put Redemption Price. The purchase price (the “Put Redemption Price”) of the Warrant or any portion thereof to be redeemed by the Company hereunder shall be calculated for the purposes of a redemption under this Section 5 as of the Put Exercise Date (the “Put Redemption Price Calculation Date”) and shall be equal to the product of (A) the difference of (1) the Put Price Per Share minus (2) the Exercise Price per share then in effect multiplied by (B) the number of Warrant Shares to be redeemed. The “Put Price Per Share” shall mean an amount equal to the Trigger Price Per Share of the remaining unexercised portion of this Warrant on the Put Redemption Price Calculation Date.

(e) Closing. On the Put Redemption Date, the Holder shall surrender this Warrant to the Company at its Principal Office or such other place as may be reasonably agreed upon by the Holder and the Company on tender by the Company of the Put Redemption Price in cash or other immediately available funds. Payment of the Put Redemption Price shall only be out of Legally Available Funds. In the event any appraisal to be conducted in connection with the determination of Fair Market Value Per Share has not been completed five Business Days prior to the Put Redemption Date, the Put Redemption Date shall be postponed until five Business Days after the completion of such appraisal.

(f) Partial Redemption; Rights Upon Full or Partial Exercise. If this Warrant is redeemed only in part, the Company shall issue a new warrant or warrants for the remaining portion of the warrant, which warrant shall be registered in the name of and delivered to the appropriate holder. Upon exercise of this Warrant in full, the rights under this Section 5 shall terminate. Upon exercise of this Warrant in part, the rights under this Section 5 shall terminate with respect to the Warrant Shares obtained upon such exercise.

(g) No Restrictive Agreements: Legally Available Funds.

(i) Covenant Not to Impair Put Rights. Subject to Section 5(b) and except as set forth in the Certificate of Incorporation, the Company covenants and agrees that, after the date hereof, it shall not, without the prior written consent of the Holder, enter into or agree to become subject to specific or direct contractual term, condition, provision or agreement that would specifically prohibit the performance of the Company’s obligations to redeem this Warrant under this Section 5.

(ii) Remedial Action. Upon receipt of a Put Notice, if the Company believes that at the time of the Put Redemption Date, the Company would not have sufficient Legally Available Funds to perform its obligations under this Section 5, then the Company shall promptly use commercially reasonable efforts to cause such Legally Available Funds to become available in any manner permitted or contemplated by the applicable governing law and the Certificate of Incorporation. If, notwithstanding the Company’s commercially reasonable efforts pursuant hereto, the Company is unable to fulfill its obligations under this Section 5 because of insufficient Legally Available Funds, the Company shall give prompt written notice thereof to the Holder specifying in reasonable detail the nature thereof and the extent, if any, to which the Company would be able to fulfill its obligations under this Section 5.

(iii) Holder Options. If any Restrictions on Purchase exist on the proposed Put Redemption Date, the Holder may elect pursuant to written notice given by the Holder to the Company: (A) to the extent such Restrictions on Purchase are those described in Section 5(b), to take such actions as are set forth in Section 5(b) hereof, (B) that each Holder’s put rights pursuant to the Put Notice shall remain exercised and the Put Redemption Date shall be deferred until any of the first five Business Days after all such Restrictions on Purchase cease to exist; provided, that, as and to the extent that such Restrictions on Purchase cease to exist, the Company shall promptly make partial payments of the Put Redemption Price to the Holder, in which case there shall be a series of redemptions, each of which shall take place not more than five Business Days after such Restrictions on Purchase have ceased to exist to an extent that would permit such partial payments of the Put Redemption Price in increments of not less than $25,000; (C) the exercise of the put rights pursuant to Section 5(a) shall be rescinded in whole or in part at the sole option of the Holder (with the result that the Holder may require the Company to redeem this Warrant or any portion hereof at any time thereafter until the Expiration Date); or (D) to the extent the Company is unable to pay the Put Redemption Price in compliance with the terms of this Section 5, or otherwise fails to comply with the provisions of Section 5(b) hereof, such Put Redemption Price shall be paid by delivery to the Holder hereof of a promissory note of the Company dated the date of the applicable Put Redemption Date, (1) having a term of one year from the date thereof, (2) providing for a single payment of principal at the end of its term, (3) bearing interest at a rate per annum (computed for the actual number of days elapsed on the basis of a 360-day year) equal to 20% or the highest amount permitted under applicable law, (4) payable with monthly cash interest payments and (5) allowing for prepayment at any time without premium or penalty.

SECTION 6. Adjustments to Aggregate Number; Distributions.

Following the Full-Ratchet Period, under certain conditions, the Aggregate Number is subject to adjustment as set forth in this Section 6. No adjustment to the Aggregate Number shall occur during the Full-Ratchet Period.

(a) Adjustments. The Aggregate Number (following the Full-Ratchet Period only) and Exercise Price, after taking into consideration any prior adjustments pursuant to this Section 6, shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Aggregate Number and Exercise Price hereunder.

(i) Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time the Company shall:

(A) issue to the holders of its shares of Series E Preferred Stock a dividend paid in, or other distribution of, shares of Series E Preferred Stock (a “Stock Dividend”),

(B) subdivide its outstanding shares of Series E Preferred Stock into a larger number of shares of Series E Preferred Stock, including without limitation by means of a stock split (a “Stock Subdivision”), or

(C) combine its outstanding shares of Series E Preferred Stock into a smaller number of shares of Series E Preferred Stock (a “Stock Combination”),

then the Aggregate Number in effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Dividend or a Stock Subdivision and (2) proportionately decreased in the case of a Stock Combination, and the Exercise Price shall be proportionately adjusted. In the event the Company shall declare or pay, without consideration, any dividend on the Series E Preferred Stock paid in any right to acquire Series E Preferred Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Series E Preferred Stock.

(ii) Notices of Other Distributions. The Company shall provide the Holder with 10 days prior written notice of any issuance by the Company to the holders of its shares of Series E Preferred Stock of any dividend or other distribution not covered by Section 6(a)(i) above (collectively, a “Distribution”) of:

(A) cash,

(B) any evidences of its indebtedness (other than Convertible Securities), any shares of its Capital Stock (other than additional shares of Series E Preferred Stock or other Convertible Securities) or any other securities or property of any nature whatsoever (other than cash), or

(C) any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of its indebtedness (other than Convertible Securities), any shares of its Capital Stock (other than additional shares of Series E Preferred Stock or other Convertible Securities) or any other securities or property of any nature whatsoever.

A reclassification of the Series E Preferred Stock into shares of any other class of stock shall be deemed a Distribution by the Company to the holders of its Series E Preferred Stock of such shares of such other class of stock and, if the outstanding shares of Series E Preferred Stock shall be changed into a larger or smaller number of shares of Series E Preferred Stock as a part of such reclassification, such event shall be deemed a Stock Subdivision or Stock Combination, as the case may be, of the outstanding shares of Series E Preferred Stock within the meaning of Section 6(a)(i) hereof.

(iii) Issuance of Common Stock. If at any time or from time to time following the Full-Ratchet Period the Company shall (except as provided in Section 6(a)(i) or (ii) or as hereinafter provided in this Section 6(a)(iii)) issue or sell any additional shares of Common Stock for a consideration per share less than the Trigger Price Per Share (other than Exempt Issuances, which shall not result in adjustments pursuant to this Section 6(a)(iii)), then, effective on the date specified below, the Aggregate Number shall be adjusted by multiplying (A) the Aggregate Number immediately prior thereto by (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to the issuance of such shares of Common Stock and (y) the number of such additional shares of Common Stock so issued, and the denominator of which shall be the sum of (p) the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to the issuance of such additional shares of Common Stock and (q) the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at the Trigger Price Per Share. The date as of which the Trigger Price Per Share shall be computed shall be the earlier of the date on which the Company shall enter into a firm contract or commitment for the issuance of such additional shares of Common Stock or the date of actual issuance of such additional shares of Common Stock.

No adjustment of the Aggregate Number shall be made under this Section 6(a)(iii) upon the issuance of any additional shares of Common Stock which are issued pursuant to (1) any Exempt Issuances, (2) the exercise of other subscription or purchase rights or (3) the exercise of any conversion or exchange rights in any Convertible Securities, provided that for purposes of clauses (2) or (3) an adjustment shall previously have been made upon the issuance of such other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 6(a)(iv) hereof.

(iv) Convertible Securities. If at any time or from time to time (following the Full-Ratchet Period) the Company shall in any manner (whether directly, by assumption in a merger in which the Company is the surviving corporation and in which the stockholders of the Company immediately prior to the merger continue to own more than 50% of the Outstanding Common Stock on a Fully-Diluted Basis immediately after the merger and for a period of 180 days thereafter, or otherwise) issue or sell Convertible Securities (or any warrants, options or other rights to subscribe for Convertible Securities or Common Stock (other than Exempt Issuances, which shall not result in adjustments pursuant to this Section 6(a)(iv))), whether or not the rights to subscribe, exchange or convert thereunder are immediately exercisable, and the consideration per share for the additional shares of Common Stock which may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Trigger Price Per Share, then the Aggregate Number shall be adjusted as provided in Section 6(a)(iii) hereof on the basis that (A) the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities or pursuant to all such warrants, options or other rights shall be deemed to have been issued as of the date of the determination of the Trigger Price Per Share as herein provided and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to the terms of such Convertible Securities (or any warrants or options or other rights to subscribe for Common Stock or Convertible Securities). For purposes of this Section 6(a)(iv), the effective date of such adjustment and the date as of which the Trigger Price Per Share shall be computed shall be the earliest of (1) the date on which the Company shall enter into a firm contract or commitment for the issuance of such Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities), and (2) the date of actual issuance of such Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities).

(v) Subsequent Adjustments. If at any time after an adjustment of the Aggregate Number has been made pursuant to Section 6(a)(iv) hereof on the basis of the issuance of Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities or Common Stock), or after any new adjustments of the Aggregate Number shall have been made pursuant to this Section 6(a)(v),

(A) such warrants, options or rights or the right of conversion or exchange in such Convertible Securities shall expire, and all or any portion of such warrants, options or rights, or the right of conversion or exchange in respect of all or any portion of such Convertible Securities, as the case may be, shall not have been exercised prior to such expiration; and/or

(B) in the case of adjustments made pursuant to Section 6(a)(iv), the consideration per share for which shares of Common Stock are issuable pursuant to such warrants, options or rights per the terms of such Convertible Securities shall be irrevocably increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the arrival of a specified date or the happening of a specified event, such previous adjustment shall be rescinded and annulled and the adjustments to the Aggregate Number which were deemed to have occurred by virtue of Section 6(a)(iv) or Section 6(a)(v) shall no longer be deemed to have occurred by virtue of Section 6(a)(iv) or Section 6(a)(v). Simultaneously therewith, a recomputation shall be made of the effect of such Convertible Securities or warrants, options or rights on the determination of the Aggregate Number, which shall be made on the basis of:

(1) treating the number of additional shares of Common Stock, if any, actually issued pursuant to the previous exercise of such warrants, options or rights or such right of conversion or exchange as having been issued on the date or dates of such exercise and, in the case of a recomputation of a calculation originally made pursuant to Section 6(a)(iv), for the consideration actually received and receivable therefor; and

(2) in the case of a recomputation of a calculation originally made pursuant to Section 6(a)(iv), treating any such warrants, options or rights or any such Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such irrevocable increase of the consideration per share for which shares of Common Stock are issuable under such warrants, options or rights or Convertible Securities;

and, if and to the extent called for by the foregoing provisions of this Section 6(a)(v) on the basis aforesaid, a new adjustment of the Aggregate Number shall be made, such new adjustment shall supersede the previous adjustment so rescinded and annulled.

(vi) Exempt Issuances. The provisions of Sections 6(a)(iii) and 6(a)(iv) shall not apply to any issuance of additional shares of Common Stock or Convertible Securities (A) for which an adjustment is otherwise provided under Section 6(a)(i) hereof, (B) pursuant to the exercise of this Warrant (or any Warrant issued as a replacement for this Warrant or upon the transfer or partial exercise hereof) in whole or in part, or the conversion of any Convertible Securities outstanding as of the date hereof, (C) pursuant to the exercise of any subscription or purchase rights, or the exercise of any conversion or exchange rights in any Convertible Securities, so long as an adjustment shall previously have been made upon the issuance of such rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 6(a)(iv) hereof, (D) pursuant to the issuance of shares of Common Stock or Convertible Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company’s Board of Directors, issued after the date hereof, (E) Common Stock or Convertible Securities issued to banks, equipment lessors, other financial institutions or entities in the business of making loans, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Company’s Board of Directors, (F) any Common Stock or Convertible Securities issued or issuable pursuant to any rights or agreements, options, warrants or Convertible Securities outstanding as of the date hereof, (G) any equity securities that are issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended, (H) Any Series E Preferred Stock and warrants to purchase Series E Preferred Stock issued in connection with the offering of Series E Preferred Stock (including any Convertible Securities issued or issuable upon exercise of such warrants), (I) the issuance of shares of Common Stock or Convertible Securities as consideration in connection with the acquisition of all or a controlling interest in another business (whether by merger, purchase of stock or assets or otherwise) if such issuance is approved by the Company’s Board of Directors, (J) the issuance of shares of Common Stock or Convertible Securities issued in connection with arm’s length strategic transactions involving the Company and approved by the Company’s Board of Directors, including without limitation joint ventures, collaboration, manufacturing, marketing, promotion, distribution, technology transfer or development arrangements or (K) for which an adjustment to the Series E Conversion Price (as defined in the Certificate of Incorporation) is otherwise provided under the Certificate of Incorporation (the issuances in subsections (A)-(K) collectively, the “Exempt Issuances”).

(vii) Miscellaneous. The following provisions shall be applicable to the making of adjustments of the Aggregate Number provided above in this Section 6(a) following the Full-Ratchet Period:

(A) The sale or other disposition of any issued shares of Series E Preferred Stock or Common Stock owned or held by or for the account of the Company or any of its Subsidiaries shall be deemed an issuance thereof for the purposes of this Section 6(a).

(B) To the extent that any additional shares of Common Stock or any Convertible Securities or any warrants, options or other rights to subscribe for or purchase any additional shares of Common Stock or any Convertible Securities (1) are issued solely for cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of the cash received by the Company therefor, (2) are offered by the Company for subscription, the consideration received by the Company shall be deemed to be the subscription price or (3) are sold to underwriters or dealers for public offering, the net consideration (after giving effect to underwriting discounts or sales commissions) received by the Company shall be deemed to be the consideration received by the Company therefor, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends. To the extent that such issuance shall be for a consideration other than cash, or partially for cash and partially for other consideration, then, except as otherwise expressly provided herein, the amount of such consideration shall be deemed to be the fair market value of such consideration (plus, if applicable, the amount of such cash) at the time of such issuance, determined in the manner set forth in the definition of “Fair Market Value Per Share”.

The consideration for any shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be equal to (x) the consideration received by the Company for issuing any warrants, options or other rights to subscribe for or purchase such Convertible Securities, plus (y) the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities, plus (z) the consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange of such Convertible Securities.

In case of the issuance at any time of any additional shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Series E Preferred Stock, the Company shall be deemed to have received for such additional shares of Series E Preferred Stock or other Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

(C) The adjustments required by the preceding paragraphs of this Section 6(a) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Aggregate Number that would otherwise be required shall be made (except in the case of a Stock Subdivision or Stock Combination, as provided for in Section 6(a)(i) hereof) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least one share to or from the Aggregate Number immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6(a) and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(D) In computing adjustments under this Section 6(a), fractional interests in Series E Preferred Stock or Common Stock, as the case may be, shall be taken into account to the nearest one-thousandth of a share.

(E) If the Company shall take a record of the holders of its Capital Stock for the purpose of entitling them, as applicable, to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(F) Notwithstanding any other provision of this Section 6(a) or any other provision of this Warrant, at no time shall adjustments be made to the Aggregate Number if the Holder is diluted in any manner (economically or otherwise) due to the adoption, creation, existence or amendment of any option plans, equity-based bonus plans, stock plans, stock appreciation rights plan or similar contractual obligations by or of the Company or any of the Company’s Subsidiaries (or issuance and/or exercise of any securities thereunder) whether or not such securities are issued at or below Trigger Price Per Share.

(b) Changes in Series E Preferred Stock. Subject to Section 12 hereof and specifically excluding the conversion of the Series E Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Incorporation, in case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Series E Preferred Stock) in connection with which the Series E Preferred Stock shall be changed into or exchanged for different securities of the Company or Capital Stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing, but in each case excluding any Deemed Liquidation Event (each such transaction (excluding (i) any Deemed Liquidation Event and (ii) the conversion of the Series E Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Incorporation) being herein called a “Transaction”), then as a condition of the consummation of the Transaction, the Company shall provide either (i) new warrant in form and substance similar to, and in exchange for, this Warrant to purchase all or a portion of such securities or (ii) such other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised this Warrant immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 6). The Company will not effect any Transaction in which it is not the surviving entity unless prior to consummation thereof each corporation or other entity (other than the Company) which may be required to deliver any new warrant, securities or other property as provided herein assume, by written instrument delivered to the Holder, the obligation to deliver to such Holder such new warrant, securities or other property as in accordance with the foregoing provisions such Holder may be entitled to receive and such corporation or entity shall have similarly delivered to the Holder an opinion of counsel for such corporation or entity, satisfactory to the Holder, which opinion shall state that all of the terms of the new warrant or this Warrant shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as the Holder may reasonably request. The foregoing provisions of this Section 6(b) shall similarly apply to successive Transactions.

(c) Other Action Affecting Series E Preferred Stock; Conversion Price Adjustments.

(i) In case at any time or from time to time following the Full-Ratchet Period the Company shall take any action of the type contemplated in Section 6(a) or (b) hereof but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features or amending the terms of any existing Capital Stock (but specifically excluding any Exempt Issuance)), then, unless in the opinion of the Company’s Board of Directors such action will not have an adverse effect upon the rights of the Holder (taking into consideration, if necessary, any prior actions which the board of directors deemed not to materially adversely affect the rights of the Holder), the Aggregate Number shall be adjusted in such manner and at such time as the Company’s Board of Directors may in good faith determine to be equitable in the circumstances.

(d) Notices.

(i) Notice of Proposed Actions. In case the Company shall propose (A) to pay any dividend payable in stock of any class to the holders of its Series E Preferred Stock or to make any other distribution to the holders of its Series E Preferred Stock, (B) to offer to the holders of its Series E Preferred Stock rights to subscribe for or to purchase any Convertible Securities, rights to acquire Convertible Securities or Capital Stock or additional shares of Series E Preferred Stock or shares of stock of any class or any other securities, warrants, rights or options, (C) to effect any reclassification of its Series E Preferred Stock, (D) to effect any recapitalization, stock subdivision, stock combination or other capital reorganization, (E) to effect any consolidation or merger, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business, (F) to effect the liquidation, dissolution or winding up of the Company, (G) to make a Distribution, or (H) to effect any other action which would require an adjustment under this Section 6, then in each such case the Company shall give to the Holder written notice of such proposed action, which shall specify the proposed date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the proposed date on which such reclassification, reorganization, consolidation, merger, share exchange, sale, transfer, disposition, liquidation, dissolution, winding up or other transaction is to take place and the date of participation therein by the holders of Series E Preferred Stock, if any such date is to be fixed, or the proposed date on which the transfer of Series E Preferred Stock is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Series E Preferred Stock and on the Aggregate Number after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (A) or (B) above at least 15 days prior to the record date for determining holders of the Series E Preferred Stock for purposes of such action and, in the case of any other such action, at least 15 days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Series E Preferred Stock.

(ii) Adjustment Notice. Whenever the Aggregate Number is to be adjusted pursuant to this Section 6, unless otherwise agreed by the Holder, the Company shall promptly (and in any event within 10 Business Days after the event requiring the adjustment) prepare and deliver to the Holder a certificate signed by the chief financial officer of the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated. The certificate shall set forth, if applicable, a description of the basis on which the board of directors in good faith determined, as applicable, the Fair Market Value Per Share, the fair market value of any evidences of indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property or the equitable nature of any adjustment under Section 6(b) or (c) hereof, and, in each case, if applicable, the new Aggregate Number and any new securities or property to which the Holder is entitled.

SECTION 7. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation, Stockholders Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under Section 6 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Holder against impairment under this Warrant. Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), the Company (a) will not increase the par value of any shares of Series E Preferred Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Series E Preferred Stock upon the exercise of this Warrant, and (c) will not waive, or permit the waiver of, any right of the Holder as a holder of this Warrant under the Certificate of Incorporation without the prior written consent of the Holder. The Holder acknowledges and agrees that nothing in this Section 7 shall prohibit (i) the Company from engaging in any Deemed Liquidation Event or taking any actions related thereto or (ii) converting the Series E Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Incorporation or taking any actions related thereto.

SECTION 8. Transfers of the Warrant.

(a) Generally. Subject to the restrictions set forth in this Section 8 and in the Registration Rights Agreement, the Holder may at any time and from time to time freely transfer this Warrant and the Warrant Shares in whole or in part to any Person. This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act and except as provided in the Registration Rights Agreement, nothing herein contained shall be deemed to require the Company to so register this Warrant or the Warrant Shares. This Warrant and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein and in the Credit Agreement and to the provisions and conditions contained in the Registration Rights Agreement, and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and represents to the Company as follows:

(i)	this Warrant has been acquired and the Warrant Shares will be acquired for the account of the Holder for investment purposes and not with a view to or for sale in connection with any distribution thereof;

(ii)	the Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; and

(iii)	the Holder is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; Holder understands that investment in the Warrant (and any Warrant Shares it acquires) involves substantial risks; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

(b) Compliance with Securities Laws. The Holder agrees that this Warrant and the Warrant Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and such state securities laws.

(c) Restrictive Securities Legend. The certificate(s) representing the Warrant Shares shall bear (and the Holder shall be bound by the provisions set forth in) the restrictive legends set forth below:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF A REGISTRATION RIGHTS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE HOLDER, AND ANY AMENDMENTS THERETO WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER PROMPTLY UPON WRITTEN REQUEST.”

“THE SHARES REPRESENTED BY THE WITHIN CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

SECTION 9. Covenants.

The Company hereby covenants to the Holder that so long as Holder holds this Warrant or any Warrant Shares:

(a) Annual Financial Statements. The Company shall deliver as soon as available, and in any event within one hundred and eighty (180) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year (and setting forth detail for each fiscal quarter of such final year), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. The rights under this Section 9(a) will terminate upon (i) a Deemed Liquidation Event or (ii) the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Initial Public Offering or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(b) Quarterly Financial Statements The Company shall deliver as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by an officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. The rights under this Section 9(b) will terminate upon (i) a Deemed Liquidation Event or (ii) the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Initial Public Offering or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(c) Visits and Inspections. The Company shall permit representatives and independent contractors of the Holder to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Company; provided, that, the Holder shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Non-Compliance; provided, further, that, when an Event of Non-Compliance exists the Holder (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided, further, that, the Company shall only be obligated under this Section 9(c) if the Holder is (i) subject to the confidentiality provisions contained in the Credit Agreement, which the Holder hereby acknowledges shall govern the receipt of information in connection with its exercise of rights under this Section 9(c) or (ii) obligated, at such time, under a nondisclosure or similar agreement with the Company on substantially similar terms as contained in the confidentiality provisions in the Credit Agreement. The Holder shall ensure that any such representatives and/or independent contractors are similarly obligated by the confidentiality provisions contained in the Credit Agreement or a non-disclosure or similar agreement with the Company on substantially similar terms as contained in the confidentiality provisions in the Credit Agreement. The rights under this Section 9(c) will terminate upon (i) a Deemed Liquidation Event or (ii) the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Initial Public Offering or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(d) Certain Amendments. The Company will not, and will not permit or cause any of its Subsidiaries to amend, modify or change any provision of its articles or certificate of incorporation, bylaws, the Registration Rights Agreement, the Stockholders Agreement or the terms of any class or series of its Capital Stock to the extent such amendment, modification or change would (i) have an adverse effect (economically or otherwise) on the Holder (in its capacity solely as a holder of this Warrant and the Warrant Shares); it being understood that no such adverse effect shall be deemed to have occurred solely by reason of, or resulting from, the authorization or designation (whether by amendment of the Certificate of Incorporation, filing of a certificate of designation or otherwise), or issuance, of any additional shares of an existing series of preferred stock or of shares of a new series of preferred stock (whether or not the voting powers, preferences or other special rights or privileges or restrictions of such new shares or series are senior to, pari passu with or junior to those of the existing series of preferred stock).

(e) Limitation on Certain Restrictions. Except as set forth in the Certificate of Incorporation, the Company will not, and will not permit or cause any of its Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any restriction or encumbrance (other than the Credit Documents and the Loan Documents) on the ability of the Company and any such Subsidiaries to perform and comply with their respective obligations under this Warrant.

(f) Transactions With Affiliates. The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, (i) enter into, or be a party to, any transaction with any of its Affiliates, or (ii) in connection with any transaction with any of its Affiliates, amend, modify or change any provision of its articles or certificate of incorporation, bylaws of the terms of any class or series of its Capital Stock, except in each case pursuant to the reasonable requirements of its business and upon fair and reasonable terms and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person who is not an Affiliate.

(g) No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or any of its Affiliates in its capacity as a lender to the Company pursuant to any agreement under which the Company has borrowed money from the Holder. Without limiting the generality of the foregoing, the Holder, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Company, (ii) the equity of the Company or (iii) any duty it may have to any other direct or indirect equity holder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

(h) Registration Under Securities Act of 1933, as amended. The Company agrees that the Warrant Shares shall have certain “piggyback” registration rights pursuant to and as set forth in the Registration Rights Agreement.

(i) Costs and Expenses. The Company agrees to pay upon demand (including, without limitation, reasonable attorneys’ fees and expenses) (a) all reasonable out-of-pocket costs and expenses of the Holder in connection with the preparation, negotiation, execution and delivery of any amendment, modification or waiver of this Warrant or consent with respect hereto, and (b) all reasonable out of pocket costs and expenses of the Holder in connection with the delivery of any and all opinions required solely by the Company pursuant to Section 8 hereof (which such opinion may be prepared and delivered, at the Company’s option, by counsel to the Company).

(j) Regulatory Requirements and Restrictions. In the event of any reasonable determination by the Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), the Holder is effectively restricted or prohibited from holding this Warrant or the Warrant Shares (including any shares of Capital Stock or other securities distributable to the Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant, the Company shall, and shall use its commercially reasonable efforts to have its stockholders take such action as the Holder and the Company shall jointly agree in good faith to be necessary to permit the Holder to comply with such Regulatory Requirement.

(k) Validly Issued Shares. The Company covenants that all shares of Series E Preferred Stock that may be issued upon exercise of this Warrant, assuming full payment of the Aggregate Exercise Price (including those issued pursuant to Section 6 hereof) shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever (other than security interests, encumbrances and claims to which the Holder is subject prior to or upon the issuance of this Warrant, restrictions under applicable federal and/or state securities laws and other transfer restrictions described herein).

(l) Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Series E Preferred Stock as shall be sufficient to enable the Company to issue Series E Preferred Stock upon exercise of this Warrant.

SECTION 10. Events of Non-Compliance and Remedies.

(a) Events of Non-Compliance. If the Company fails to keep and fully and promptly perform and observe in all material respects any of the terms, covenants or representations contained or referenced herein within 10 days from the earlier to occur of (A) written notice from the Holder specifying what failure has occurred, or requesting that a specified failure be remedied or (B) the chief executive officer, treasurer or president of the Company becoming aware of such failure (an “Event of Non-Compliance”), the Holder shall be entitled to the remedies set forth in subsection (b) hereof.

(b) Remedies. On the occurrence of an Event of Non-Compliance, in addition to any remedies the Holder may have under applicable law, the Holder may bring any action for injunctive relief or specific performance of any term or covenant contained herein, the Company hereby acknowledging that an action for money damages may not be adequate to protect the interests of the Holder hereunder.

SECTION 11. Definitions.

As used herein, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings. Capitalized terms not appearing below and not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

“Affiliate” has the meaning set forth in the Credit Agreement.

“Aggregate Exercise Price” has the meaning set forth in Section 2(a).

“Aggregate Number” means the aggregate number of shares of Series E Preferred Stock which may be purchased pursuant to this Warrant, which shall be calculated as follows:

(a) At any time during the Full-Ratchet Period, the “Aggregate Number” shall be equal to (i) the number of shares of Series E Preferred Stock that constitutes, as of any such date of determination, [    ]% of all issued and outstanding shares of Capital Stock of the Company on a Fully-Diluted basis (as defined below), less (ii) the number of shares of Series E Preferred Stock acquired during the Full-Ratchet Period pursuant to all partial exercises of this Warrant (as such number may be adjusted for stock splits, stock combinations and similar transactions).

(b) At any time following the end of the Full-Ratchet Period, the “Aggregate Number” shall be equal to the number of shares of Series E Preferred Stock obtained pursuant to the calculation set forth in clause (a) above, as of the last day of the Full-Ratchet Period (as such number may be adjusted following the Full-Ratchet Period as provided herein).

“Business Day” has the meaning set forth in the Credit Agreement.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Certificate of Incorporation” means the Tenth Amended and Restated Certificate of Incorporation of the Company, dated as of March 4, 2013, as the same may further be amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with its terms.

“Closing Price Per Share” equals $6.15 per share, subject to proportional adjustments upon the occurrence of an event specified in Section 6(a)(i).

“Commencement Date” has the meaning set forth in the Preamble.

“Common Stock” includes (a) the Common Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation, (b) any other class of Capital Stock of the Company hereafter authorized having the right to share in distributions either of earnings or assets without limit as to amount or percentage or (c) any other Capital Stock of the Company into which such Common Stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Convertible Securities” means evidences of indebtedness, shares of stock or other securities (including, but not limited to any preferred stock, options and warrants) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock or any stock or securities convertible into or exchangeable for Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Credit Agreement” has the meaning set forth in the Preamble.

“Deemed Liquidation Event” means any of the following events (i) a merger or consolidation in which (A) the Company is a constituent party or a subsidiary of the Company is a constituent party, and (B) the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, provided that a Deemed Liquidation Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

“Distribution” has the meaning set forth in Section 6(a)(ii).

“Event of Non-Compliance” has the meaning set forth in Section 10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Exempt Issuances” has the meaning set forth in Section 6(a)(vi).

“Exercise Amount” has the meaning set forth in Section 2(a).

“Exercise Price” has the meaning set forth in the Preamble.

“Expiration Date” has the meaning set forth in the Preamble.

“Fair Market Value Per Share” means, as of a particular date, the fair market value per share as determined by the disinterested members of the Company’s Board of Directors in good faith within 10 days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the Holder. Such determination shall be binding on the Holder unless the Holder objects thereto in writing within 10 Business Days of receipt. In the event the Holder objects to the determination of “Fair Market Value Per Share” by the Company’s Board of Directors (such objection to be made within 10 Business Days of the Holder’s receipt of written notice of such determination), then the Fair Market Value Per Share shall be determined by a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the Company and the Holder, the fees and expenses of which shall be paid 50% by the Company and 50% by the Holder unless such determination results in a Fair Market Value Per Share more than 110% of the Fair Market Value Per Share initially determined by the Company’s Board of Directors in which case such fees and expenses shall be borne by the Company or results in a Fair Market Value Per Share less than 90% of the Fair Market Value Per Share initially determined by the Company in which case such fees and expenses shall be paid by the Holder. Any selection of a disinterested appraiser shall be made in good faith within three Business Days after the Holder provides written notice to the Company of its objection to the determination of Fair Market Value Per Share and any determination of Fair Market Value Per Share by a disinterested appraiser shall be made within 10 Business Days of the date of selection. Notwithstanding the foregoing, during such time that the Common Stock of the Company is listed for trading on a Principal Market, the “Fair Market Value Per Share” shall equal the closing price of a share of the Company’s Common Stock as reported on the Company’s Principal Market for the trading day immediately before the applicable date.

“Full-Ratchet Period” means the period beginning on the date hereof and ending on September [    ], 2014.

“Fully-Diluted” means as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding options (including all options either granted or available to be granted under any option plans, equity-based bonus plans, stock plans, stock appreciation rights plan or similar contractual obligations by or of the Company or any of the Company’s Subsidiaries), warrants and other rights for the purchase or other acquisition of Common Stock as having been exercised and by treating all outstanding Convertible Securities as having been so converted.

“Holder” has the meaning set forth in the Preamble.

“Initial Public Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Legally Available Funds” means, with respect to any redemption of this Warrant pursuant to Section 5 hereof, the amount of funds of the Company legally available for such redemption as required under the applicable governing law.

“Notice of Exercise” has the meaning set forth in Section 2(a).

“Outstanding Common Stock” of the Company means, as of the date of determination, the sum (without duplication) of the following: (a) the number of shares of Common Stock then outstanding at the date of determination and (b) the number of shares of Common Stock then issuable upon the exercise or conversion of Convertible Securities and any warrants, options or other rights to subscribe for or purchase Common Stock or other Convertible Securities (but excluding any unvested options and securities not then exercisable for or convertible into Common Stock).

“Person” has the meaning set forth in the Credit Agreement.

“Principal Market” means the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, New York Stock Exchange, Inc., the American Stock Exchange, the OTC Bulletin Board or and any successor exchanges thereto, whichever is at the time the principal trading exchange or market for the Company’s Common Stock.

“Principal Office” means the Company’s principal office as set forth in Section 18 hereof or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holder.

“Put Event” has the meaning set forth in Section 5(b).

“Put Notice” has the meaning set forth in Section 5(c).

“Put Price Per Share” has the meaning set forth in Section 5(d).

“Put Redemption Date” has the meaning set forth in Section 5(c).

“Put Redemption Price” has the meaning set forth in Section 5(d).

“Put Redemption Price Calculation Date” has the meaning set forth in Section 5(d).

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof by and between the Company and the Holder (as amended, restated, supplemented or otherwise modified from time to time).

“Restrictions on Purchase” means the occurrence of any of the following at the time of the closing of a redemption under Section 5: (i) the redemption of the Warrant is prohibited by the terms of the Certificate of Incorporation, (ii) the redemption of the Warrant is prohibited by the Credit Agreement (unless such prohibition has been expressly waived by the requisite lenders thereunder) or (iii) the Company would not have sufficient Legally Available Funds to redeem the Warrant or any portion thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Series E Preferred Stock” means (a) the Series E Convertible Preferred Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation or (b) any other Capital Stock into which such Series E Preferred Stock is reclassified or reconstituted.

“Stock Combination” has the meaning set forth in Section 6(a)(i)(C).

“Stock Dividend” has the meaning set forth in Section 6(a)(i)(A).

“Stock Subdivision” has the meaning set forth in Section 6(a)(i)(B).

“Stockholders Agreement” means that certain Eighth Amended and Restated Stockholders’ Agreement, dated as of March 1, 2013, by and among the Company and the stockholders of the Company from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Subsidiary” has the meaning set forth in the Credit Agreement.

“Transaction” has the meaning set forth in Section 6(b).

“Trigger Price Per Share” means the value equal to the greater of (i) Fair Market Value Per Share and (ii) the Closing Price Per Share, subject to proportional adjustments upon the occurrence of an event specified in Section 6(a)(i); provided however, that during such time that the Common Stock of the Company is listed for trading on a Principal Market, the “Trigger Price Per Share” equals the closing price of a share of the Company’s Common Stock as reported on the Company’s Principal Market on the applicable date.

“Warrant” has the meaning set forth in the preamble.

“Warrant Shares” means (a) the shares of Series E Preferred Stock issued or issuable upon exercise of this Warrant in accordance with its terms and (b) all other shares of the Company’s Capital Stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s Capital Stock.

SECTION 12. Treatment of Warrant Upon Deemed Liquidation of Company. Subject to the Company’s compliance with Section 5(b) hereof, the Holder agrees that, in the event of a Deemed Liquidation Event either (i) Holder shall exercise this Warrant or sell this Warrant to the Company in accordance with Section 5 hereof, or (ii) if Holder elects not to exercise this Warrant or sell this Warrant to the Company in accordance with Section 5 hereof, this Warrant will expire upon the consummation of such Deemed Liquidation Event. The Company hereby covenants and agrees to provide to the Holder written notice of (i) the occurrence of any Deemed Liquidation Event not less than 10 days prior to the occurrence thereof and (ii) any agreement or authorization by or on behalf of the Company’s shareholders to undertake any transaction that would cause a Deemed Liquidation Event not less than three days prior to the entering into thereof (in each case together with such information as the Holder may reasonably request in connection with such contemplated Deemed Liquidation Event giving rise to such notice).

SECTION 13. Market Stand-Off. The Holder agrees, if so requested by the Company and the representative of the underwriters of the Common Stock (or other securities) of the Company (the “Underwriter Representative”), that the Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the one-hundred eighty (180)-day period following the effective date of the Initial Public Offering (or such longer period, not to exceed thirty-four (34) days after the expiration of the one-hundred eighty (180)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 (or successor forms thereto promulgated by the SEC), or a registration relating solely to a transaction on Form S-4 (or successor form thereto promulgated by the SEC).

SECTION 14. Survival of Provisions. Upon the full exercise by the Holder of its rights to purchase Series E Preferred Stock under this Warrant, all of the provisions of this Warrant shall terminate (other than the provisions of Sections 8 through 24 of this Warrant which shall expressly survive such exercise).

SECTION 15. Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

SECTION 16. Rights of Transferees. Subject to Section 8 hereof and the Registration Rights Agreement, the rights granted to the Holder hereunder of this Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and Warrant Shares) until extinguished pursuant to the terms hereof.

SECTION 17. Captions. The titles and captions of the Sections and other provisions of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

SECTION 18. Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, overnight courier service or personal delivery:

(a)	if to the Company:

SynCardia Systems, Inc.

1992 E. Silverlake Road

Tucson, AZ 85713

Attention: Michael Garippa

Telecopy No. 520-903-1783

(b)	if to the Holder:

c/o Neuberger Berman

605 Third Avenue - 22 Floor

New York, NY 10158

Attention: Kelly Maughan

Telecopier: 646-537-3985

With copy to:

Neuberger Berman

605 Third Avenue - 22 Floor

New York, NY 10158

Attention: Sam Porat

Telecopier: 646-758-1209

with a copy to:

Moore & Van Allen PLLC

100 North Tryon Street Suite 4700

Charlotte, NC 28202

Attention: Tripp Monroe

Facsimile: 704-378-1942

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

SECTION 19. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Holder.

SECTION 20. Amendments. Neither this Warrant nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the Holder and the Company to such action.

SECTION 21. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

SECTION 22. Governing Law. This Warrant is to be construed and enforced in accordance with and governed by the laws of the State of New York and without regard to the principles of conflicts of law of such state.

SECTION 23. Entire Agreement. This Warrant, the Registration Rights Agreement, the Credit Agreement and each of the documents referenced therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

SECTION 24. Rules of Construction. Unless the context otherwise requires “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

[Remainder of Page Intentionally Omitted]

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by a duly authorized officer as of the date of issuance set forth above.

SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Michael Garippa
Name:	Michael Garippa
Title:	Chairman, CEO, & President

SYNCARDIA SYSTEMS, INC.

WARRANT (ATHYRIUM FUND A)

EXHIBIT A

NOTICE OF EXERCISE

To:	SynCardia Systems, Inc.

1. The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to          shares of Series E Preferred Stock (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.

2. The undersigned herewith tenders payment for such shares in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):

             Exercise for Cash

             Cashless Exercise

3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment purposes and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

5. If the Exercise Amount is less than all of the shares of Series E Preferred Stock purchasable hereunder, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)

and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)

(Date)